Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS FIRST QUARTER EARNINGS

FORT LAUDERDALE, FL, September 10, 2026 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its first quarter ended August 1, 2026.

For the three months:

●	Net sales were $331 million;

●	Gross margin was 35%, reflecting the effects of elevated input costs;

●	Earnings per share were $.50 and;

●	Cash was $107 million after the payment of a $304 million special dividend ($3.25 per share) on July 30, 2026.

“Our first quarter Net Sales were negatively impacted by consumer sentiment and tariffs, as average selling price increases were largely offset by volume declines,” stated a company spokesperson. “While market conditions remain soft, we are encouraged by the rebound in orders during August and are optimistic that improving volume/mix will resume growth going forward.”

“Gross profit was also affected by higher packaging and ingredient costs, driven significantly by elevated aluminum commodity costs and tariffs. Aluminum costs alone negatively impacted gross margin by almost 600 basis points. Increases in fuel and freight further pressured both inbound and outbound shipping expenses. While we are disappointed to start the year with lower margins, the magnitude and convergence of these external pressures challenged our ability to respond as quickly as we historically have. In accordance with the request of the current administration, we have elected to absorb a portion of the tariff-related cost increases and continue to closely monitor these volatile market conditions. We believe recently instituted pricing actions, together with our disciplined operating focus, will improve performance.”

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National Beverage Corp.

“Innovation continues to be key in driving incremental demand and expanding consumption occasions. Shareholders will soon receive a ‘taste’ of our newest LaCroix flavor – PineApple CocoNut, a radiant fusion of bright pineapple sparkle with a velvety coconut finish, for a balance of flavor that’s Harmoniously Combined! This delectable combination was featured in our summer ad campaign and quickly became a consumer favorite.”

“Our strategy remains consistent: deliver innovative and flavorful beverages, vibrant consumer engagement, impactful merchandising and targeted marketing initiatives, all driven by disciplined operational execution. This strategy has generated strong cash flows as evidenced by our first quarter special dividend of $3.25 per share, representing our thirteenth special cash dividend which have distributed $19.78 per share or over $1.8 billion to our shareholders.”

“Our healthier LaCroix Sparkling Water, along with our ‘priced-right’ flavor variety of carbonated soft drinks and single-serve juice and drink products, position us to succeed in all channels and beverage categories. We believe this balanced portfolio, along with our strong balance sheet, acclaimed creativity and entrepreneurial management focus, provide a powerful foundation for creating long-term shareholder value,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
August 1, 2026 and August 2, 2025

	(in thousands, except per share amounts)

	Three Fiscal Months Ended		Trailing Twelve Fiscal Months Ended
	August 1, 2026	August 2, 2025	August 1, 2026

Net Sales	$330,662	$330,515	$1,180,699

Net Income	$47,004	$55,760	$174,892

Earnings Per Common Share
Basic	$.50	$.60	$1.87
Diluted	$.50	$.60	$1.87

Average Common Shares Outstanding
Basic	93,613	93,620	93,615
Diluted	93,660	93,699	93,663

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.